Graybar Electric Company, Inc.






December 27, 2013





Securities and Exchange Commission
100 F. Street NE
Washington, DC  20549

Subject:  Power of Attorney

Dear Sir or Madam:

I hereby authorize and designate Sandra L. Davenport or James R. Levey to sign on my behalf and electronically file with the Securities and Exchange Commission the Uniform Application for Access Codes to File on EDGAR, Form 3 (Initial Statement of Beneficial Ownership of Securities), and Form 4 (Initial Statement of Changes in Beneficial Ownership) and take any and all other necessary actions relating thereto. This power of attorney shall remain in effect until revoked.

Sincerely,


\s\ David A. Bender

David A. Bender
District Vice President


34 NORTH MERAMEC AVENUE, CLAYTON, MISSOURI 63105-3882 www.graybar.com